Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 24, 2003 (except for Note J.3 as to which the date is March 6, 2003), accompanying the consolidated financial statements and schedule included in the Annual Report of Bradley Pharmaceuticals, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Bradley Pharmaceuticals, Inc. on Form S-3 (No. 333-75997), Form S-3 (No. 333-74724), Form S-8 (No. 333-75382) and on Form SB-2
(No. 333-60879).

GRANT THORNTON LLP

New York, New York March 28, 2003